CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 93 to the Registration Statement (Form N-1A Nos. 333-34474 and 811-09891) of our report dated November 27, 2018 on the financial statements and financial highlights of Dreyfus Natural Resources Fund (one of the series comprising Dreyfus Opportunity Funds) (the “Fund”) included in the Fund’s annual report for the fiscal year ended September 30, 2018.

                                                                                                /s/ ERNST & YOUNG LLP

New York, New York

January 24, 2019